Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 112 to the Registration Statement of Deutsche DWS Municipal Trust (Form N-1A, No. 002-57139) of our reports dated July 27, 2020 on the financial statements and financial highlights of DWS Strategic High Yield Tax-Free Fund and the DWS Managed Municipal Bond Fund (two of the Funds constituting the Deutsche DWS Municipal Trust) included in each Fund’s Annual Report for the fiscal year ended May 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 22, 2020